Exhibit 8.1

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

T +1 202 637 5600

F +1 202 637 5910

www.hoganlovells.com

September 12, 2012

Board of Directors

Western Alliance Bancorporation

One E. Washington St, Suite 1400

Phoenix, AZ 85004

Ladies/Gentlemen:

This opinion is being delivered to you in connection with the proposed merger (the “Merger”) of Western Liberty Bancorp., a Delaware corporation (“Target”), with and into Western Alliance Bancorporation, a Nevada corporation (“Western”), with Western surviving the merger, pursuant to that certain Agreement and Plan of Merger, and the exhibits thereto, by and among Target and Western, dated as of August 17, 2012 (the “Agreement”).1

In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review of any factual matters) the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Form S-4 Registration Statement being filed with the Securities and Exchange Commission (the “Registration Statement”) including the Joint Proxy Statement/Prospectus of Target and Western; (3) factual representations and certifications made to us by Target and Western (the “Tax Certificates”); and (4) such other instruments and documents related to the formation, organization and operation of Target and Western or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate (including a draft of the Bank Merger Agreement that has been attached as Exhibit A to each of the Officers’ Certificates, the “Draft Bank Merger Agreement”). In addition, we have reviewed the form of opinion of counsel received by Target from Morrison & Foerster LLP, pursuant to Section 6.1(b) of the Agreement (the “Morrison & Foerster Opinion”).

[1]

Unless otherwise indicated, all capitalized terms shall have the meaning defined in the Agreement. All section references are to the Internal Revenue Code of 1986, as amended (the “Code”), unless otherwise indicated.

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September 12, 2012

Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review of any factual matters, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

2. The Merger will be consummated in accordance with applicable state law and will qualify as a statutory merger under applicable state law.

3. All representations, warranties, and statements made or agreed to by Target and Western and by their managements, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, (i) those set forth in the Agreement, (ii) those set forth in the Registration Statement, and (iii) those set forth in the Tax Certificates, are, or will be, true, complete and accurate at all relevant times.

4. The Merger will be consummated in accordance with the Agreement and as described in the Registration Statement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment or waiver thereof).

5. The Morrison & Foerster Opinion has been concurrently delivered and not withdrawn.

Opinion – U.S. Federal Income Tax Consequences

Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) Western and Target will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as

Western Alliance Bancorporation

September 12, 2012

expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Neither Target nor Western has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws after the effective time of the Merger.

2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

3. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth in the Agreement and the Registration Statement. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the Agreement and the Registration Statement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement and the Registration Statement are not consummated in accordance with the terms of the Agreement and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion letter has been provided for your use in connection with the Registration Statement. We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” sections of the Registration Statement. In

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giving the consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP